As filed with the Securities and Exchange Commission on December 22, 2016

Registration No. 333-85194

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CARMIKE CINEMAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-1469127
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

One AMC Way
11500 Ash Street
Leawood, Kansas 66211
(Address, including zip code, of Principal Executive Offices)

Carmike Cinemas, Inc. 2002 Stock Plan

(Full title of the plan)

Kevin M. Connor, Esq.
Senior Vice President, General Counsel and Secretary
One AMC Way
11500 Ash Street
Leawood, Kansas 66211
(913) 213-2000

(Name, address and telephone number of agent for service)

Copy to:

Kirstin P. Salzman
Husch Blackwell LLP
4801 Main Street
Suite 1000
Kansas City, Missouri 64112
(816) 983-8000

DEREGISTRATION OF UNSOLD SECURITIES

Carmike Cinemas, Inc. (the “Company”) is filing with the Securities and Exchange Commission (the “SEC”) this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-85194) (the “Registration Statement”) filed with the SEC on March 29, 2002, pursuant to which the Company registered 1,000,000 shares of the Company’s common stock, par value $0.03 per share, for issuance under the Company’s Carmike Cinemas, Inc. 2002 Stock Plan (the “Plan”).

Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of July 24, 2016 (the “Merger Agreement”), among the Company, AMC Entertainment Holdings, Inc. (“AMC”) and Congress Merger Subsidiary, Inc., an indirect, wholly-owned subsidiary of AMC (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of AMC (the “Merger”).  In connection therewith, and subject to the terms of the Merger Agreement, at the effective time and as a result of the Merger, each share of common stock issued and outstanding immediately prior to the effective time of the Merger, was cancelled, and each option to purchase shares of common stock will no longer be exercisable for shares of common stock.  Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister any and all shares of the Company’s common stock covered by the Registration Statement which remain unissued as of the date of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, State of Kansas, on December 22, 2016.

CARMIKE CINEMAS, INC.

By:	/s/ Adam M. Aron
Adam M. Aron
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Adam M. Aron	President and	December 22, 2016
Adam M. Aron	Chief Executive Officer
(Principal Executive Officer)

/s/ Craig R. Ramsey	Director and Chief Financial Officer	December 22, 2016
Craig R. Ramsey	(Principal Financial and Accounting
Officer)

/s/ John D. McDonald	Director	December 22, 2016
John D. McDonald

/s/ Kevin M. Connor	Director	December 22, 2016
Kevin M. Connor